Exhibit 4.1

Consent of the Independent Registered Public Accounting Firm

The Board of Directors of METRO Inc.

We consent to the use of our firm name under the captions “Auditor, Transfer Agent and Registrar” and “Interest of Experts” in the Information Circular, dated October 26, 2017, contained in this registration statement on Form F-8, and to the use therein and herein of our reports dated November 15, 2016, with respect to the consolidated financial statements of METRO Inc., which comprise the consolidated statements of financial position as at September 24, 2016 and September 26, 2015, and the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information, incorporated herein and in the Information Circular by reference.

Ernst & Young LLP	Independent Registered Public Accounting Firm

By: /s/ Ernst & Young LLP[1]

Montreal, Canada
October 30, 2017

[1]	CPA auditor. CA. Public accountancy permit no. A120803